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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): August 22, 2002


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)



         COLORADO                     1-02714                     84-1533604
-------------------------------    -------------               ---------------
(State or other jurisdiction of     (Commission               (I.R.S. Employer
 incorporation or organization)     File Number)            (Identification No.)


Suite 205, 10920 West Alameda Avenue, Lakewood, CO                  80226
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(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code: 303-306-0823

                                 NOT APPLICABLE
                                 --------------


          (Former Name or Former Address, if Changes Since Last Report)



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




ITEM 5.    OTHER EVENTS

     See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  ATLAS MINERALS INC.
                                                   (Registrant)



Date: September 4, 2002                       By   /s/ Gary E. Davis
                                                --------------------------------
                                                   Gary E. Davis
                                                   Corporate Secretary

ATLAS MINERALS INC.                               NEWS RELEASE
10920 W. Alameda Avenue                           02-3
Suite 205                                         OTC Bulletin Board: ATMR
Lakewood, Colorado 80226                          5.9 million shares outstanding
Tel:   303-306-0823                               August 22, 2002
Fax:   303-306-1139

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         ATLAS COMMENCES MINING OPERATIONS AT WHITE CLIFFS AND ANNOUNCES
                      FINANCIAL RESULTS FOR SECOND QUARTER
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Denver,  Colorado - Atlas Minerals Inc. (the  "Company")  announced today it has commenced commercial mining operations on its White Cliffs diatomite mine, located approximately 30 miles north of Tucson, Arizona. First production from the property has been pre-sold primarily as livestock feed supplement. Initial shipment of ore, under a 220-ton per month sales contract, is scheduled for next week. The White Cliffs mine and existing on-site processing facility are capable of sustaining an annual production rate of at least 50,000 tons per year.

Diatomaceous earth is a chemically inert (environmentally friendly), chalk-like, very porous and low density material resulting from the accumulation of diatoms (microscopic single-cell aquatic plants) in ancient ocean and lake beds. The largest use of diatomaceous earth is in filtering applications. It is also used as an absorbent, in filler applications, in manufacture of insulation, and as a livestock feed supplement. Due to its proximity to existing and developing markets, the Company believes there should be a large potential market for the mine's output.

Since acquiring the property in June 2002, the Company has hired all the requisite staff for commencement of commercial operations, acquired all needed operating permits, and purchased all necessary mobile equipment. A systematic property mapping and sampling program has also been started to support future marketing and mine planning efforts. In July 2002, the Company incorporated in Arizona a new wholly-owned subsidiary, White Cliffs Mining, Inc., in which the White Cliffs mine and related assets will be held.

Commenting on the operation, Gary E. Davis, the Company's President and Chief Financial Officer noted, "With start-up of this project, the Company has fulfilled its first objective of re-establishing Atlas as an operating entity. We recognize, however, that this is but a small first step in placing Atlas again among the recognized natural resource companies. As such, the Company is already aggressively pursuing other acquisition opportunities."

The Company also announced today its financial results for the six months ended June 30, 2002. The Company reports current assets of $1.23 million, most of which is held in cash accounts, and current liabilities of $0.12 million. For the six-month period, the Company had a net loss of $149,000 or $0.02 per share.

The Company is also pleased to announce that Mr. Richard E. Blubaugh has joined the staff as Director of Business Development and Marketing. Mr. Blubaugh has been associated with the Company since 1981, holding various positions in environmental affairs, planning, investor relations, and management, rising to the position of Executive Vice President prior to the change of Board and management last year. In his new position, Rich will serve as the lead in defining the market and identifying potential purchasers for the White Cliffs diatomite as well as participate in all aspects of future acquisition efforts.

It is the objective of the Company to remain in the business of development and exploitation of natural resource properties. Current efforts are being directed toward the identification of possible acquisition opportunities of smaller-scale properties, primarily in the sectors of industrial minerals, base metals, and precious metals, which can be placed into production quickly and at low cost.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-306-0823.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.